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                     [LETTERHEAD OF ANDREWS & KURTH L.L.P.]


                                                                     EXHIBIT 5.1


                                  May  6, 1998


U.S. Timberlands Company, L.P.
1301 Fifth Avenue
Suite 3725
Seattle, Washington 9810l


Gentlemen:

      We have acted as counsel to U. S. Timberlands Company, L.P., a Delaware limited partnership (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to $25,000,000 of subordinated units representing limited partner interests in the Company (the "Subordinated Units") which may be offered and sold from time to time pursuant to the Company's registration statement on Form S-1, filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). The Subordinated Units may be sold or delivered from time to time by certain selling unitholders in amounts, at prices and on terms to be determined as described in prospectus supplements to the prospectus contained in the Registration Statement (the "Prospectus"). This opinion also relates to any registration statement (including any amendment thereto) for the offering that is to be effective upon filing pursuant to Rule 462(b) under the Act.

      As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

      With respect to the opinion set forth below, we have assumed that at each time of the sale and delivery of the Subordinated Units, such Subordinated Units will be sold and delivered consistent with the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and the partnership agreement of the Company as in effect at such time.

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U.S. Timberlands Company, L.P.
May , 1998
Page 2


     Based on the foregoing, and on such legal considerations as we deem relevant, we are of the opinion that:

      1. The Company has been duly formed and is validly existing as a limited partnership under the Delaware Act.

      2. The Subordinated Units, as described in the Registration Statement, are duly authorized, validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the matters described in the Prospectus under the caption "The Partnership Agreement--Limited Liability."

       This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement (and to any registration statement filed pursuant to Rule
462) and to the reference to our firm under the caption "Validity of the Subordinated Units" in the Prospectus.



                                                     Very truly yours,


                                                     /s/ Andrews & Kurth L.L.P.